                                                                       Exhibit 4

                                 AMENDMENT NO. 1
                    TO THE STOCK AND ASSET PURCHASE AGREEMENT

                  AMENDMENT NO. 1 dated August 6, 1999 (this "AMENDMENT"), among SmithKline Beecham plc, a public limited company organized under the laws of England ("SELLER"), SmithKline Beecham Corporation, a Pennsylvania corporation and an indirect wholly owned subsidiary of Seller ("SELLER SUBSIDIARY"), and Quest Diagnostics Incorporated, a Delaware corporation ("BUYER"), to the Stock and Asset Purchase Agreement dated as of February 9, 1999 (the "AGREEMENT") among Seller, Buyer and, for purposes of Articles IX, XI and XIII of the Agreement only, Seller Subsidiary. Capitalized terms used herein without definition have the meanings assigned to them in the Agreement.

                  WHEREAS, pursuant to Section 13.02 of the Agreement, the Agreement may be amended by a written amendment signed by Seller, Seller Subsidiary and Buyer; and

                  WHEREAS, Seller, Seller Subsidiary and Buyer wish to amend the Agreement as to certain of its provisions, as specified herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Seller, Seller Subsidiary and Buyer hereby agree to amend the Agreement as follows:

                  SECTION 1. AMENDMENT TO SECTION 1.01(A). (a) Section 1.01(a) hereby amended by deleting the definition of "Intellectual Property Agreements" therefrom.

                  (b) Section 1.01(a) is hereby further amended by deleting the definition of "License Agreement" therefrom and replacing it with the following definition:

                  ""LICENSE AGREEMENT" means the Names License Agreement attached hereto as Exhibit G."

                  (c) Section 1.01(a) is hereby further amended by deleting the definition of "Data Access Agreement" therefrom and replacing it with the following definition:

                  ""DATA ACCESS AGREEMENT" means the Category One Laboratory Data Access Agreement, the Category Three Laboratory Data Access Agreement, the Participation Agreement and the Encoding Letter Agreement, in the form attached hereto as Exhibits B-1 through B-4, respectively, and any related letter agreements.

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                                       2


                  SECTION 2. AMENDMENT TO SECTION 2.01(C)(III). Section 2.01(c)(iii) is hereby amended by deleting "Non-U.S. Leased Property" therefrom and replacing it with "Non-U.S. Leased Real Property".

                  SECTION 3. NEW SECTION 2.03(D). A new Section 2.03(d) is hereby added to read as follows:

                  "(d) At Closing (i) Seller and Buyer shall each execute (A) a copyright license agreement (the "COPYRIGHT LICENSE AGREEMENT"), in the form attached hereto as Exhibit F-1, and (B) a trademark license agreement (the "TRADEMARK LICENSE AGREEMENT"), in the form attached hereto as Exhibit F-2 and (ii) Seller shall deliver to Buyer (A) a copyright assignment (the "COPYRIGHT ASSIGNMENT"), in the form attached hereto as Exhibit F-3, (B) a patent assignment (the "PATENT ASSIGNMENT"), in the form attached hereto as Exhibit F-4, and (C) trademark assignments (the "TRADEMARK ASSIGNMENTS"), in the forms attached hereto as Exhibits F-5 through F-9 (the Trademark Assignments, collectively with the Copyright License Agreement, the Trademark License Agreement, the Copyright Assignment and the Patent Assignment, are referred to herein as the "INTELLECTUAL PROPERTY AGREEMENTS")."

                  SECTION 4. NEW SECTION 2.04(D). A new Section 2.04(d) is hereby added to read as follows:

                  "(d) Buyer agrees to fund the employer contribution which would have otherwise been paid into Seller's 401(k) Plan, into Buyer's 401(k) Plan, for the first payroll paid to Continued Employees subsequent to the Closing Date; PROVIDED that Seller shall accrue such liability and such liability shall be included in the Statement of Net Worth."

                  SECTION 5. AMENDMENT TO SECTION 3.17. Section 3.17 is amended hereby by inserting "(a)" after "Employees." and before "Except".

                  SECTION 6. AMENDMENT OF SECTION 3.20. Section 3.20 is hereby amended to add the following sentence to the end of such Section:

                  "Notwithstanding the foregoing, Seller makes no representations or warranties with respect to the Names."

                  SECTION 7. NEW SECTION 3.22. A new Section 3.22 is hereby added to read as follows:

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                                       3


                  "SECTION 3.22. DISCLOSURE SUPPLEMENT. (a) Seller hereby delivers to Buyer a supplement to the Seller Disclosure Schedule (the "SELLER DISCLOSURE SUPPLEMENT"), in the form attached hereto. The Seller Disclosure Supplement shall amend the Seller Disclosure Schedule and such amendment shall be effective as of February 9, 1999. Each reference to the Seller Disclosure Schedule in the Agreement shall be deemed to refer the Seller Disclosure Schedule as amended and supplemented by the Seller Disclosure Supplement."

                  (b) Buyer hereby delivers to Seller a supplement to the Buyer Disclosure Schedule (the "BUYER DISCLOSURE SUPPLEMENT"), in the form attached hereto. The Buyer Disclosure Supplement shall amend the Buyer Disclosure Schedule and such amendment shall be effective as of February 9, 1999. Each reference to the Buyer Disclosure Schedule in the Agreement shall be deemed to refer the Buyer Disclosure Schedule as amended and supplemented by the Buyer Disclosure Supplement."

                  SECTION 8. AMENDMENT TO SECTION 5.02(K). Section 5.02(k) is hereby amended by inserting ", for each such individual lease," after the word "which".

                  SECTION 9. AMENDMENT TO SECTION 5.11(A). (a) Section 5.11(a) is hereby amended by deleting "Exhibit 5.11(a)" therefrom and replacing it with "Section 5.11(a) of the Seller Disclosure Schedule".

                  (b) Section 5.11(a) is hereby further amended by deleting "Section 5.13(a)" therefrom and replacing it with "Section 5.11(a)".

                  SECTION 10. NEW SECTION 5.13. A new Section 5.13 is hereby added to read as follows:

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                                       4


                  "SECTION 5.13. NO SOLICITATION. Seller shall not, and shall not permit its Affiliates to, directly or indirectly, (a) prior to the second anniversary of the Closing Date, induce or attempt to induce any officer or employee to leave the employ of Buyer, the Company or the Company Subsidiary or violate the terms of their contracts, or any employment arrangements, with Buyer, the Company or the Company Subsidiary or (b) hire or employ any (i) Senior Level Employee or any Continued Employee who is a sales manager of the Business prior to the second anniversary of the Closing Date, or (ii) Continued Employee who is primarily engaged in providing information technology services and is either a vice president or a participant in Seller's MRI Programme ("IT PERSONNEL") for the period beginning as of the Closing Date and ending on December 31, 2000. Notwithstanding the foregoing, the limitations set forth in this Section 5.13 shall not apply to the inducement, attempted inducement, hiring or employment of any Person other than any Senior Level Employee, sales manager or member of IT Personnel, who responds to a BONA FIDE advertisement placed in general circulation and which is not targeted at any of the Persons to whom
         Section 5.13(a) or (b) would otherwise apply."

                  SECTION 11. AMENDMENT TO SECTION 6.07. Section 6.07 is hereby amended by adding the following sentence to the end thereof:

                  "Seller makes no representations or warranties with respect to the Names."

                  SECTION 12. AMENDMENT TO SECTION 7.09(A). Section 7.09(a) of the Agreement is hereby amended by deleting "$1.0 billion" therefrom and replacing it with "$980 million".

                  SECTION 13. AMENDMENT TO SECTION 7.09(A). Section 7.09(a) is hereby amended by adding the following sentence between the first and second sentences thereof:

                  "For the avoidance of doubt, a subletting of the property identified as item 2 of Section 7.09 of the Seller Disclosure Schedule for the same term and on substantially the same economic terms as the existing lease shall fully satisfy Seller's obligations under this
         Section 7.09(a) with respect to such property."

                  SECTION 14. AMENDMENT TO SECTION 8.14. Section 8.14 is hereby amended by adding "Except as provided in Note 18 of Exhibit A of the Transition Services Agreement," to the beginning of the second sentence thereof.

                  SECTION 15. AMENDMENT TO SECTION 8.15. Section 8.15 is hereby deleted in its entirety and replaced with a new Section 8.15 to read as follows:

                  "SECTION 8.15. MRI BONUSES. (a) With respect to Seller's Millennium Retention Initiative Programme ("SELLER'S MRI PROGRAMME"), Buyer shall establish,

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                                       5


         effective as of the Closing, a plan replicating all of the terms of the Seller's MRI Programme as in effect on the date hereof (other than the share option component of Seller's MRI Programme, which Buyer shall have no obligation to replicate) to the extent necessary to comply with the provisions of this Section 8.15 ("BUYER'S MRI PROGRAMME"). Buyer shall pay to eligible Continued Employees all annual cash awards earned in respect of 1998 and 1999 to the extent reflected on the Closing Date Balance Sheet and not paid by Seller prior to the Closing. The determination of whether the annual cash awards in respect of 1999 have been earned will be determined by Buyer in accordance with the terms of the Buyer's MRI Programme which replicate the applicable terms of Seller's MRI Programme as in effect on the date hereof.

                  (b) With respect to the Year 2000 award payable under Seller's MRI Programme in 2000 which is funded, in part, through share options (the "YEAR 2000 AWARD"), eligible Continued Employees will forfeit the Year 2000 Award as of the Closing; PROVIDED, HOWEVER, that the Buyer shall provide a payment to such eligible Continued Employees in respect of the cash and share option components of their forfeited Year 2000 Awards, and Seller will reimburse Buyer for any such payment made to eligible Continued Employees, as provided hereinbelow. Buyer will cause the Company to establish a cash award initiative under Buyer's MRI Programme which will replicate the Year 2000 Award (the "SUBSTITUTE YEAR 2000 AWARD"). Buyer will make all determinations with respect to whether the applicable performance criteria in respect of the Substitute Year 2000 Awards have been achieved as of the end of the performance period (applying the same performance criteria set forth in Seller's MRI Programme as in effect as of the date hereof), subject to Buyer's consultation with the chief information officer of Seller before finalizing such determinations. Seller shall reimburse Buyer for a portion of the amount paid by Buyer to eligible Continued Employees in respect of the Substitute Year 2000 Awards, as follows:

                           (i) In respect of the cash component of the forfeited
                  Year 2000 Award, Seller shall reimburse Buyer for a proportional share of the cost of the cash component of the Substitute Year 2000 Award based upon the portion of the aggregate annual cash awards for 1997, 1998 and 1999 under the Seller's MRI Programme (the "THREE MRI ANNUAL AWARDS") and Buyer's MRI Programme that were either paid by Seller or accrued on the Closing Date Balance Sheet (based upon a calendar year accrual for bonuses paid or payable in 1997, 1998 and 1999 and prorated for 1999 based upon the assumption that 50% of the 1999 annual cash award was paid or accrued by Seller)) as a percentage of the aggregate Three MRI Annual Awards which are paid, respectively, by the Seller and Buyer under such Programmes.

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                                       6


                           (ii) Seller shall reimburse Buyer for an amount equal
                  to the product of (x) multiplied by (y), where (x) is an amount equal to the excess, if any, by which the aggregate value of the share option component of the Year 2000 Awards under the Seller's MRI Programme for eligible Continued Employees on the date that the execution of this Agreement is publicly announced by the Seller, based upon the closing price per share for Parent's American Depository Receipts as reported on such date on the New York Stock Exchange, exceeds 67% of the aggregate Three MRI Annual Awards, and where (y) equals 0% (if the level 1 performance threshold is not achieved) 50% (if only the level 1 performance is achieved) or 100% (if the level 2 performance threshold is achieved) as determined by Buyer (after consultation with Seller, as provided hereinabove) in respect of the Substitute Year 2000 Awards.

                           (iii) The allocation of the cost of Year 2000 Awards
                  and Substitute Year 2000 Awards is set forth in Section 8.15 of the Seller Disclosure Schedule. To the extent there is any inconsistency between the language set forth in this Section
                  8.15 and the allocation set forth in Section 8.15 of the Seller Disclosure Schedule, the latter shall govern."

                  SECTION 16. NEW SECTION 8.16. A new Section 8.16 is hereby added to read as follows:

                  "Promptly after the Closing, but in any event within sixty days following the Closing Date, Buyer shall cause SBCL to pay all amounts earned through the Closing to all of the Continued Employees in accordance with all variable compensation plans maintained by Seller or any of its Affiliates for the benefit of the Continued Employees immediately prior to the Closing including, but not limited to, those items listed in Section 3.13 of the Seller's Disclosure Schedule. In order to effect such payment, Seller shall be responsible for the administration of such bonus payments, including the preparation and distribution of any communications, the calculation of such bonus payments and shall provide Buyer a copy of all such communications and the basis for calculations. The aggregate gross amount of such payments, and other amounts accruing as a result of such payments (including payroll taxes and employer matches under the 401(k) or other plans) shall be accrued and reflected as a liability on the statement of Consolidated Tangible Net Worth of the Business as of the Closing Date."

                  SECTION 17. AMENDMENT TO SECTION 9.12(H). Section 9.12(h) is hereby amended by deleting the reference to "paragraph (h)" from the second sentence thereof and replacing it with "paragraph (g)".

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                                       7


                  SECTION 18. AMENDMENT TO SECTION 9.12(I). Paragraph (i) of
Section 9.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

         "(i) In order to allow Buyer to make proper payments of quarterly estimated U.S. federal, state and local Taxes, and proper payments in connection with extensions of time to file U.S. federal, state and local Tax Returns, on behalf of the Buyer Group (including the Company and the Company Subsidiary) for taxable periods (or portions thereof) ending after the Closing Date (such quarterly payments and extension payments hereinafter are referred to as "Post-Closing Estimated Taxes"), Seller and Seller Subsidiary estimate that, following the Closing Date, the Company and the Company Subsidiary will be required by U.S. federal income Tax law to report no more than $159,755,404 of net Code Section 481 adjustments attributable to (x) the enactment of Code Section 475(c)(4) and Section 7003(c)(2) of the IRS Restructuring and Reform Act of 1998 and (y) the Company Subsidiary's applications for a change in accounting method with respect to accounts receivable to be effective beginning with the 1998 taxable year of the Company Subsidiary (the "Estimated Adjustments"), and that the Company and the Company Subsidiary will carry forward $0 of net operating losses from Pre-Closing Tax Periods to Post-Closing Tax Periods (the "Estimated NOLs"). Following the Closing Date, when necessary or appropriate, Seller Subsidiary will notify Buyer, in writing, of any changes in the amounts of the Estimated Adjustments and the Estimated NOLs, and of any compensation deductions believed to be available to the Company or the Company Subsidiary in respect of the exercise of options on Seller Shares (the "Estimated Compensation Deductions"), and Seller Subsidiary will provide Buyer with reasonable documentation in support of such changes and the Estimated Compensation Deductions. Within 30 days prior to each due date prescribed by the Code for the payment of Post-Closing Estimated Taxes for a Post-Closing Tax Period with respect to which the Estimated Adjustments exceed the sum of the Estimated NOLs and the Estimated Compensation Deductions, Buyer shall provide Seller Subsidiary with preliminary calculations, and within 10 days prior to each such due date, Buyer shall provide Seller Subsidiary with final calculations (in each case, with reasonable supporting documentation), of (a) the Post-Closing Estimated Taxes payable for the applicable period and (b) the amount of such Taxes attributable to the Estimated Adjustments, the Estimated NOLs and the Estimated Compensation Deductions (the "Relevant Estimated Taxes"). For purposes of such calculations, Buyer and Seller Subsidiary agree that (a) except with respect to payments made in connection with extensions of time to file, Buyer will use the annualized income method under Section 6655 of the Code (and, where available, under any similar provision of state or local Tax law) to the extent that Buyer reasonably determines that such method would reduce the amount of Post-Closing Estimated Taxes payable for any applicable period, and (b) Buyer's final calculations of the Relevant Estimated Taxes will be determined with reference to Buyer's actual U.S.

         federal Tax liability and an estimate of Buyer's state and local Tax liability using the combined effective state and local Tax rate for the Company and the Company Subsidiary in jurisdictions where they file on a stand-alone basis, and the combined effective state and local Tax rate of the Buyer Group in jurisdictions where the Company and the Company Subsidiary file on a consolidated, combined or unitary basis with other members of the Buyer Group, in each case calculated taking into account the benefit of deducting state and local Taxes from federal income Tax . Buyer and Seller Subsidiary agree to negotiate in good faith to resolve any disputes with respect to the amounts of the Estimated Adjustments, the Estimated NOLs and the Estimated Compensation Deductions, and with respect to calculations of the Post-Closing Estimated Taxes and the Relevant Estimated Taxes. In the event that any disputes remain unresolved after such negotiations, then for purposes of this Section 9.12(i), the determination of Seller Subsidiary shall be final with respect to disputes relating to the Estimated Adjustments, the Estimated NOLs and the Estimated Compensation Deductions, and the determination of Buyer shall be final with respect to all other matters relating to calculations of the Post-Closing Estimated Taxes and the Relevant Estimated Taxes, provided that Seller Subsidiary shall indemnify Buyer for interest and penalties that are payable by Buyer (or any of its Subsidiaries) to the Internal Revenue Service or other relevant Taxing authority and that are attributable to a material error or omission in such a final determination of Seller Subsidiary, and Buyer shall pay to Seller Subsidiary interest at the "underpayment rate" (as defined in Section 6621 of the Code) on any overpayments that are made by Seller Subsidiary to Buyer under this Section 9.12(i) that are attributable to a material error or omission in such a final determination of Buyer (which interest, for purposes of clarification, shall run from the date of Seller Subsidiary's overpayment to Buyer to the date on which such overpayment is reimbursed from Buyer to Seller Subsidiary or is credited against other amounts owing from Seller Subsidiary to Buyer under this Section 9.12). Within 7 days following its receipt of Buyer's final calculations of Post-Closing Estimated Taxes and Relevant Estimated Taxes for any applicable period (but in no event earlier than 3 days prior to the due date prescribed by the Code for the Post-Closing Estimated Taxes to which such final calculations relate), Seller Subsidiary shall remit payment to Buyer of the lesser of (a) the Post-Closing Estimated Taxes and (b) the Relevant Estimated Taxes, as determined hereunder for the applicable period. Payments by Buyer and Seller Subsidiary pursuant to this Section 9.12(i) shall be taken into account in determining amounts due to Buyer (as a reduction therein), or amounts due from Buyer (as an addition thereto), under paragraph (f) of this Section 9.12."

                  SECTION 19. NEW SECTION 9.12(K). A new Section 9.12(k) is hereby added to read as follow:

         "(k) If the Company Subsidiary's applications for a change in method of accounting with respect to accounts receivable (to be effective beginning with the 1998 taxable year of the Company Subsidiary) remain pending with the Internal Revenue Service as of the Closing Date (the "Pending Applications"), then both Seller Subsidiary and Buyer shall have the right to participate in the conduct of all subsequent matters relating to the Pending Applications (including, but not limited to, discussions and negotiations with the Internal Revenue Service and the filing of revisions to the Pending Applications to reflect the transactions contemplated by this Agreement). In connection therewith, Seller Subsidiary and Buyer shall keep each other reasonably informed of any developments relating to the Pending Applications, and shall provide such cooperation as may be reasonably requested by the other party (including, but not limited to, providing copies of any correspondence received by or submitted to the Internal Revenue Service, granting access to the accountants and other professionals that were involved in the preparation of the Pending Applications and executing powers of attorney to authorize the designation of representatives selected by the other party). All final decisions with respect to the Pending Applications shall be made by Seller Subsidiary with the consent of Buyer (which consent shall not be unreasonably withheld). Seller and Seller Subsidiary acknowledge that, in the event that the Pending Applications are withdrawn, denied or otherwise terminated after the Closing Date, Buyer shall have the right, in its sole discretion, to file, or to cause the Company or the Company Subsidiary to file, new applications for a change in the Company Subsidiary's method of accounting for accounts receivable (which new applications may or may not be based upon the same facts and supporting information as the Pending Applications)."

                  SECTION 20. AMENDMENT TO SECTION 11.02(A)(V). Section 11.02(a)(v) is hereby amended by deleting the "." at the end of Section 11.02(a)(v) and replacing it with "; or".

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                                       10


                  SECTION 21. NEW SECTION 11.02(A)(VI). Section 11.02(a) is hereby amended by adding thereto a new Section 11.02(a)(vi) to read as follows:

                  "(vi) any Action, matter or claim (including, but not limited to, medical professional liability) both (x) arising out of or relating to the conduct or actions or failure to act prior to the Closing of Ms. Elaine Giorgi while working for or on behalf of Seller, Seller Subsidiary, the Company or any other subsidiary or affiliate of Seller and (y) relating to any actual or alleged effect on or the state of the health (including emotional well-being) of patients of the Company or any subsidiary of the Company (whether or not any such Action, matter or claim is pending as of the Closing); PROVIDED that Seller shall not have any liability hereunder for (1) consequential, punitive, indirect, special or incidental damages incurred by any Buyer Indemnified Party (including, without limitation, additional economic losses incurred by a Buyer Indemnified Party as a result of a change in industry conditions or practice or in applicable law or regulation) other than consequential, punitive, indirect, special or incidental damages actually paid to any third party by such Buyer Indemnified Party, (2) Losses related to patient counseling, testing and/or treatment programs voluntarily offered by a Buyer Indemnified Party, solely after the Closing Date, that are not approved by Seller, (3) except to the extent such employees' services are requested by Seller, employee compensation and overhead costs related to time spent by a Buyer Indemnified Party and its employees in responding to, or in assisting Seller in its management of, matters (other than Actions or claims) arising from Ms. Giorgi's conduct and (4) employee compensation and overhead costs related to time spent by a Buyer Indemnified Party and its employees responding to any Action or claim related to Ms. Giorgi's conduct."

                  SECTION 22. AMENDMENT TO SECTION 11.03(A)(III). Section 11.03(a)(iii) is hereby amended by deleting "Assumed Liabilities" therefrom and replacing it with "Assumed Non-U.S. Liabilities".

                  SECTION 23. AMENDMENT TO SECTION 12.02(B). (a) Section 12.02(b) is hereby amended by deleting the reference to "Section 6.02" therefrom and replacing it with "Section 6.03".

                  (b) Section 12.02(b) is hereby further amended by deleting the reference to "Section 6.11(e)" therefrom and replacing it with "Section 6.11(d)".

                  SECTION 24. AMENDMENT TO SECTION 13.03. Section 13.03 is hereby deleted in its entirety and replaced with a new Section 13.03 to read as follows:

         "This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer, Seller or Seller Subsidiary (other than by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer, Seller or Seller Subsidiary) without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign its right to purchase the Shares and the Other Assets hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller or Seller Subsidiary; PROVIDED FURTHER, that Buyer may assign its right to receive monetary indemnification (but no other rights, including procedural rights or rights to control, approve or participate in litigation or settlement negotiations) under Article XI to a third party to the extent necessary or desirable to obtain the Financing or any replacement financing following the Closing without the prior written consent of Seller or Seller Subsidiary; PROVIDED FURTHER, HOWEVER, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this Section 13.03 shall be void."

                  SECTION 25. AMENDMENT TO EXHIBIT B. Exhibit B of the Agreement is hereby deleted in its entirety and replaced with the Exhibit B containing the following documents in the forms attached hereto:

                  Exhibit B-1: Category One Laboratory Data Access Agreement Exhibit B-2: Category Three Laboratory Data Access Agreement Exhibit B-3: Participation Agreement
                  Exhibit B-4: Encoder Letter Agreement

                  SECTION 26. AMENDMENT TO EXHIBIT C. Exhibit C of the Agreement is hereby deleted in its entirety and replaced with the Exhibit C attached hereto.

                  SECTION 27. AMENDMENT TO EXHIBIT E. Exhibit E of the Agreement is hereby deleted in its entirety and replaced with the Exhibit E attached hereto.

                  SECTION 28. NEW EXHIBIT F. A new Exhibit F to the Agreement is hereby added, containing the following documents in the forms attached hereto:

                  Exhibit F-1: Copyright License Agreement
                  Exhibit F-2: Trademark License Agreement
                  Exhibit F-3: Copyright Assignment
                  Exhibit F-4: Patent Assignment
                  Exhibit F-5: Trademark Assignment

                  Exhibit F-6: Trademark Assignment
                  Exhibit F-7: Trademark Assignment
                  Exhibit F-8: Trademark Assignment
                  Exhibit F-9: Trademark Assignment

                  SECTION 29. NEW EXHIBIT G. A new Exhibit G containing the License Agreement to the Agreement is hereby added in the form of Exhibit G attached hereto.

                  SECTION 30. INTERPRETATION. Seller and Buyer acknowledge that earlier drafts of this Amendment contained proposed language that was not included in this Amendment. Seller and Buyer agree that no evidentiary weight or value regarding the intent of the parties hereto with respect to the interpretation of the Agreement shall be attributed to the non-inclusion of such language. After giving effect to this Amendment, all references in the Agreement to the "date hereof", the "date of this Agreement" and any similar reference shall continue to refer to February 9, 1999, unless otherwise expressly provided in this Amendment.

                  SECTION 31. EFFECT ON AGREEMENT. Except as amended hereby, the provisions of the Agreement are and shall remain in full force and effect.

                  SECTION 32. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than
Section 5-1401 of the New York General Obligations Law.

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.


                                           SMITHKLINE BEECHAM PLC,


                                           By /s/ Joseph L. Harris
                                              Name: Joseph L. Harris
                                              Title: Senior Vice President


                                           QUEST DIAGNOSTICS INCORPORATED,


                                           By /s/ Kenneth W. Freeman
                                              Name: Kenneth W. Freeman
                                              Title: Chief Executive Officer


                                           With respect to the amendments to
                                           Articles IX, XI and XIII only,


                                           SMITHKLINE BEECHAM CORPORATION,


                                           By /s/ Joseph L. Harris
                                              Name: Joseph L. Harris
                                              Title: Senior Vice President